UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2005

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-26820 (Commission File Number)	93-0962605 (I.R.S. Employer Identification No.)

411 First Avenue South, Suite 600

Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(206) 701-2000
Registrant’s facsimile number, including area code:	(206) 701-2500

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2005 Executive Bonus Plan.

     On March 21, 2005, the Compensation Committee of the Board of Directors approved the 2005 Executive Bonus Plan. The 2005 Plan is based on income from operations (50%) and on achievement of personal/functional goals (50%). In determining income from operations (pre-tax, pre-interest and pre-foreign currency effects), any non-cash charges for stock compensation under SFAS 123(R) would be excluded. To the extent there are other unplanned significant costs or charges, then the Compensation Committee would determine what adjustments, if any, are appropriate in determining the income from operations for purposes of determining the bonuses. No bonus would be earned or paid unless there was income from operations inclusive of the bonus.

     Each participant in the plan would be assigned a percentage of the participant’s base salary as his or her target bonus, as approved by the Committee. The bonus would start accruing once the Company achieves a cumulative income from operations, and would be 100% of the target bonus if income from operations were at a level established by the Committee and would be a maximum of 200% at a higher level of income from operations established by the Committee. The Chief Executive Officer can adjust any bonus from 0% to 125%, subject to the approval of the Compensation Committee, provided that the Board approves the bonus for the Chief Executive Officer.

     A copy of the 2005 Executive Bonus Plan is attached as an exhibit to this Form 8-K.

Vesting of Employee Stock Options.

     On March 21, 2005, the Compensation Committee of the Board of Directors approved the acceleration of the vesting of all unvested outstanding stock options previously granted to employees and executive officers under our stock option plans with a per share exercise price of $2.36 or greater (the last sale price on the Nasdaq National Market System for our common stock on March 21, 2005). As a result of that acceleration, options to acquire approximately 4.2 million shares of our common stock (representing approximately 30% of all outstanding options), with per share exercise prices ranging from $2.39 to $13.40, which otherwise would have vested from time to time over the next four years, became immediately exercisable, including options for 1,698,976 shares held by executive officers, with per share exercise prices ranging from $3.95 to $9.00 (other than options for 5,209 shares which otherwise would have vested in full in July 2005). Options covering a total of 344,187 shares of common stock, including 67,720 shares held by executive officers, remain subject to vesting. The vesting of options previously granted to non-employee directors was not accelerated.

     All other terms and conditions applicable to outstanding employee stock option grants, including the exercise prices and numbers of shares subject to the accelerated options, were unchanged.

     The Committee considered several factors in determining to accelerate the vesting of these options, including the positive effect on employee and officer morale, retention and perception of option value. We believe these options may not be providing the affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributed to these stock options. The acceleration eliminates future compensation expense we would otherwise recognize on our statement of operations with respect to these options once SFAS No. 123(R) becomes effective for us beginning on July 1, 2005.

     The Committee is continuing to consider other alternatives with respect to stock-based awards.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	2005 Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 25, 2005
Cray Inc.

	By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson
Senior Vice President and General Counsel